Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL-YEAR

2016 RESULTS AND DECLARES INCREASED REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 30, 2017 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2016 results:  Revenues in the fourth quarter 2016 were $34.2 million, compared to $31.3 million in the comparable 2015 quarter, an increase of $2.9 million, or 9.2%.  Revenues from the Company’s lime and limestone operations in the fourth quarter 2016 increased $2.8 million, or 9.0%, to $33.6 million from $30.8 million in the comparable prior year quarter, while revenues from its natural gas interests increased $0.1 million, or 21.1%, to $0.6 million in the fourth quarter 2016 from $0.5 million in the comparable 2015 quarter.  For the full-year 2016, revenues were $139.3 million, compared to $130.8 million in 2015, an increase of $8.4 million, or 6.5%.  Revenues from the Company’s lime and limestone operations in 2016 increased $8.8 million, or 6.9%, to $137.2 million from $128.4 million in 2015, while revenues from its natural gas interests decreased $0.4 million, or 14.5%, to $2.1 million from $2.4 million in 2015.

The increase in lime and limestone revenues in the fourth quarter 2016, as compared to the fourth quarter 2015, resulted primarily from increased sales volumes of the Company’s lime and limestone products due to increased demand, principally from its construction and environmental customers.  The increase in the Company’s lime and limestone revenues in 2016, compared to 2015, resulted primarily from increased sales volumes due to increased demand, principally from its construction, environmental and roof shingle customers, partially offset by reduced demand from its oil and gas services customers.  Prices realized for the Company’s lime and limestone products in the fourth quarter and the full-year 2016 were somewhat lower compared to the comparable 2015 periods.

Production volumes from the Company’s natural gas interests in the fourth quarter 2016 totaled 151 thousand MCF, sold at an average price of $3.98 per MCF, compared to 171 thousand MCF, sold at an average price of $2.91 per MCF, in the comparable 2015 quarter.  Production volumes in 2016 from natural gas interests totaled 625 thousand MCF, sold at an average price of $3.35 per MCF, compared to 2015 when 718 thousand MCF was produced and sold at an average price of $3.41 per MCF.  The Company’s average prices per MCF for fourth quarter 2016 were higher than for the fourth quarter 2015 primarily due to increases in natural gas and natural gas liquids prices.  Average prices per MCF for 2016 were lower than the prior year’s prices primarily due to decreases in natural gas and natural gas liquids prices which began in the fourth quarter 2015 and continued through the first half 2016.

The Company’s gross profit was $7.4 million in the fourth quarter 2016, compared to $5.5 million in the comparable 2015 quarter, an increase of $2.0 million, or 35.9%.  Gross profit in 2016 was $33.1 million, an increase of $4.4 million, or 15.2%, from $28.7 million in 2015.

Included in gross profit in the fourth quarter and the full-year 2016 were $7.4 million and $33.0 million, respectively, from the Company’s lime and limestone operations, compared to $5.6 million and $28.4 million, respectively, in the comparable 2015 periods.  The increased gross profit for the Company’s lime and limestone operations in the fourth quarter and the full-year 2016 resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s natural gas interests increased to $0.1 million in the fourth quarter 2016, compared to a loss of $0.1 in the fourth quarter 2015, primarily due to the increased revenues discussed above.  For 2016, gross profit from natural gas interests decreased to $0.1 million from $0.3 million in 2015, primarily due to the decreased revenues discussed above.  In addition, gross profit for both the fourth quarter and full-year 2016 was impacted by an increase in the rate at which non-cash depletion expense was recorded in the 2016 periods compared to the comparable 2015 periods.

Interest expense was $0.1 million in each of the 2016 and 2015 fourth quarters.  For 2016, interest expense decreased $0.8 million, or 76.3%, to $0.2 million from $1.0 million in 2015.  The decrease in interest expense in 2016 resulted from the Company’s repayment of the $15.4 million then-outstanding balance of its term loans in May 2015 and the Company’s repurchase of the related interest rate hedges in the second quarter 2015.

During the second quarter 2015, the Company also terminated the Corson Pension Plan, which required a cash payment of $0.2 million and resulted in an expense in 2015 of $0.9 million ($0.6 million, net of tax benefit), included in other (income) expense, net, that was previously included in accumulated other comprehensive loss.  As a result of the termination of the Corson Pension Plan, the Company will not have to make any future contributions to the Plan.

The Company reported net income of $3.9 million ($0.70 per share diluted) in the fourth quarter 2016, compared to net income of $2.3 million ($0.41 per share diluted) in the fourth quarter 2015, an increase of $1.6 million, or 71.5%.  In 2016, net income increased $4.9 million, or 37.8%, to $17.8 million ($3.19 per share diluted), compared to $12.9 million ($2.30 per share diluted) in 2015.

In December 2015, the Company commenced a publicly announced share repurchase program to repurchase up to $10 million of its common stock over the next 12 months.  Pursuant to the program, the Company repurchased an aggregate of 50,068 shares in the first quarter 2016 at a weighted-average price of $53.52 per share and 3,086 shares in December 2015 at a weighted-average price of $54.79.  On November 22, 2016, the Company announced a 12-month extension of the repurchase program to repurchase up to the approximately $7.2 million of its common stock remaining under the program.  No additional shares have been repurchased to date.

“We are pleased that our 2016 operating results improved over last year, leaving us with $75 million in cash at December 31, 2016, compared to $60 million at December 31, 2015, and no debt,” said Timothy W. Byrne, President and Chief Executive Officer.  “With our diverse customer base, overall demand for our lime and limestone products increased in the fourth quarter and full-year 2016, although pricing remains a challenge in the current competitive environment,” Mr. Byrne added.

Increased Dividend

The Company also announced today that the Board of Directors has declared an increased regular quarterly cash dividend.  The Company’s regular quarterly cash dividend has been increased to $0.135 (13.5 cents) from $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on March 17, 2017 to shareholders of record at the close of business on February 24, 2017.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
INCOME STATEMENTS

Revenues
Lime and limestone operations	$33,564	$30,797	$137,190	$128,390
Natural gas interests	602	497	2,092	2,447
Total	$34,166	$31,294	$139,282	$130,837

Gross profit
Lime and limestone operations	$7,355	$5,575	$33,032	$28,400
Natural gas interests	79	(105)	60	314
Total	$7,434	$5,470	$33,092	$28,714
Operating profit	$5,035	$3,108	$23,480	$19,086
Interest expense	61	67	246	1,036
Other (income) expense, net	(146)	(82)	(384)	569
Income tax expense	1,200	837	5,864	4,595
Net income	$3,920	$2,286	$17,754	$12,886

Income per share of common stock:
Basic	$0.70	$0.41	$3.19	$2.30
Diluted	$0.70	$0.41	$3.19	$2.30
Weighted-average shares outstanding:
Basic	5,565	5,600	5,568	5,599
Diluted	5,572	5,603	5,572	5,604
Cash dividends per share of common stock	$0.125	$0.125	$0.500	$0.500

			December 31,	December 31,
			2016	2015
BALANCE SHEETS
Assets:
Current assets			$105,036	$91,961
Property, plant and equipment, net			104,981	104,378
Other assets, net			142	160
Total assets			$210,159	$196,499
Liabilities and Stockholders’ Equity:
Current liabilities			$9,108	$8,742
Deferred tax liabilities, net			19,832	19,184
Other liabilities			1,580	1,946
Stockholders’ equity			179,639	166,627
Total liabilities and stockholders’ equity			$210,159	$196,499

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